UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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RENTECH, INC.

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Rentech, Inc. issued the following press release on January 13, 2014:

FOR IMMEDIATE RELEASE

Rentech Comments on Nomination of Directors by Engaged Capital and Lone Star Value

LOS ANGELES, CA (January 13, 2014) – Rentech, Inc. (NASDAQ: RTK) today issued the following statement in response to the nomination by Engaged Capital, LLC (Engaged) and Lone Star Value Management, LLC (Lone Star Value) of four candidates to be considered for election to Rentech’s Board of Directors at its 2014 Annual Meeting of Shareholders.

Rentech is always open to constructive input from our shareholders as part of the Company’s constant focus on maximizing shareholder value. In keeping with our commitment to maintain a highly qualified and experienced Board, Rentech’s Nominating and Corporate Governance Committee will carefully evaluate Engaged’s and Lone Star Value’s nominees and recommend in due course to the full Board nominees that it believes will best serve the interests of the Company and all of its shareholders.

Our Board of Directors and management team continue to believe that execution of our strategy over the coming months will create significant value for shareholders. We have identified opportunities for substantial growth with attractive returns in our wood fibre business. Subject to market conditions, we see a compelling opportunity for an IPO of the fibre business as an MLP in less than two years, which we believe would create additional value for our shareholders. We also remain confident in the fundamentals of our nitrogen fertilizer business.

At this time, no action by Rentech shareholders is required. The Company will continue to communicate with our shareholders as appropriate, and encourages them to review Rentech’s proxy materials when they become available.

Credit Suisse is acting as financial advisor and Latham & Watkins LLP is acting as legal advisor to Rentech.

About Rentech, Inc.

Rentech, Inc. (www.rentechinc.com) owns and operates wood fibre processing and nitrogen fertilizer manufacturing businesses. The wood fibre processing business consists of the provision of wood chipping services and the manufacture and sale of wood chips, through a wholly-owned subsidiary, Fulghum Fibres, Inc., and the development of wood pellet production facilities. Rentech’s nitrogen fertilizer business consists of the manufacture and sale of nitrogen fertilizer through its publicly-traded subsidiary, Rentech Nitrogen Partners, L.P. (NYSE: RNF). Rentech also owns the intellectual property including patents, pilot and demonstration data, and engineering designs for a number of clean energy technologies designed to produce certified synthetic fuels and renewable power when integrated with third-party technologies.

Safe Harbor Statement

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995 about matters such as: the potential for substantial growth in our wood fibre business; the return profile of such growth opportunities; the possibility of a MLP IPO for that business in less than two years; and the fundamentals for our fertilizer business. These statements are based on management’s current expectations and actual results may differ materially as a result of various risks and uncertainties. Other factors that could cause actual results to differ from those reflected in the forward-looking statements are set forth in the Company’s prior press releases and periodic public filings with the Securities and Exchange Commission (“SEC”), which are available via Rentech’s website at www.rentechinc.com. The forward-looking statements in this press release are made as of the date of this press release and Rentech does not undertake to revise or update these forward-looking statements, except to the extent that it is required to do so under applicable law.

Additional Information and Where You Can Find It

Rentech, its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from shareholders in connection with its annual meeting of shareholders to be held in 2014 (the “2014 Annual Meeting”). Rentech plans to file a proxy statement with the SEC in connection with the solicitation of proxies for the 2014 Annual Meeting (the “2014 Proxy Statement”). Additional information regarding the identity of these potential participants and their direct or indirect interests, by security holdings or otherwise, will be set forth in the 2014 Proxy Statement and other materials to be filed with the SEC in connection with the 2014 Meeting.

This information can also be found in Rentech’s definitive proxy statement for its annual meeting of shareholders held in 2013, filed with the SEC on April 30, 2013 (the “2013 Proxy Statement”). To the extent holdings of Rentech’s common stock have changed since the amounts printed in the 2013 Proxy Statement, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC.

SHAREHOLDERS ARE URGED TO READ THE 2014 PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO), 2013 PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS THAT RENTECH HAS FILED OR WILL FILE WITH THE SEC BECAUSE THEY CONTAIN IMPORTANT INFORMATION.

Shareholders will be able to obtain, free of charge, copies of the 2014 Proxy Statement (when available), 2013 Proxy Statement and any other documents filed or to be filed by Rentech with the SEC in connection with the 2014 Meeting at the SEC’s website (http://www.sec.gov).

Source: Rentech, Inc.

Rentech, Inc.

Investors:

Julie Dawoodjee Cafarella

Vice President of Investor Relations and Communications

310-571-9800

ir@rentk.com

Media:

John Christiansen/Megan Bouchier

Sard Verbinnen & Co

415-618-8750